[RIDER FOR INVESTMENT TRUST: Balanced Fund, Global Opportunities Fund, Large Cap Equity Fund, Small Cap Intrinsic Value Fund, Sovereign Investors Fund]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Investment Trust, including for each of its series: John Hancock Balanced Fund, John Hancock Global Opportunities Fund, John Hancock Large Cap Equity Fund, John Hancock Small Cap Intrinsic Value Fund and John Hancock Sovereign Investors Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Investment Trust.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	186,793,981.29	2,454,725.91
Peter S. Burgess	186,767,594.21	2,481,112.98
William H. Cunningham	186,751,001.08	2,497,706.12
Grace K. Fey	186,971,057.60	2,277,649.60
Theron S. Hoffman	186,860,324.01	2,388,383.19
Deborah C. Jackson	187,030,187.95	2,218,519.25
Hassell H. McClellan	186,781,849.17	2,466,858.02
James M. Oates	186,740,904.19	2,507,803.01
Steven R. Pruchansky	186,832,688.86	2,416,018.33
Gregory A. Russo	186,893,937.02	2,354,770.18
Non-Independent Trustees
James R. Boyle	186,948,038.35	2,300668.84
Craig Bromley	186,944,350.74	2,304,356.46
Warren A. Thomson	186,985,205.97	2,263,501.23